As filed with the Securities and Exchange Commission on September 9, 2010
Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOREST CITY ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	34-0863886 (I.R.S. Employer Identification Number)
Terminal Tower, 50 Public Square, Suite 1100
Cleveland, Ohio 44113
(Address of Principal Executive Offices)

Forest City Enterprises, Inc. 1994 Stock Plan
(As Amended and Restated as of June 16, 2010)
(Full Title of the Plan)

FCE Statutory Agent, Inc.
Terminal Tower, 50 Public Square, Suite 1360
Cleveland, Ohio 44113
(216) 621-6060
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
		maximum	aggregate
Title of securities to		offering price	offering	Amount of
be registered	Amount to be registered	per share (2)	price (2)	registration fee (2)
Class A Common Stock $0.33-1/3 par value	4,000,000(1)(2)	$12.23	$48,920,000	$3,488

(1)	This Registration Statement includes 4,000,000 shares of Class A Common Stock, $0.33-1/3 par value of Forest City Enterprises, Inc. (the “Registrant”), offered or to be offered by the Registrant under the Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of June 16, 2010) (the “Plan”). This amount represents increases in the number of shares of Class A common stock authorized for issuance under the Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of Class A common stock that may become issuable pursuant to the anti-dilution provisions of the Plan.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of the Registrant’s shares of Class A common stock reported on the consolidated reporting system of the New York Stock Exchange on September 7, 2010.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 4,000,000 shares of Class A common stock, $0.33-1/3 par value, available for issuance under the Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of June 16, 2010) (the “Plan”). Our shareholders approved an amendment and restatement of the Plan on June 16, 2010, and, as a result, the number of shares of Class A common stock authorized for issuance under the Plan was increased by 4,000,000 to 16,750,000.
     We initially registered 2,250,000 shares of Class A common stock for issuance under the Plan on a Form S-8 Registration Statement (File No. 333-61925) filed with the Securities and Exchange Commission (the “Commission”) on August 20, 1998. On November 14, 2001, we had a 3-for-2 stock split, which increased the number of shares of Class A common stock registered on the Form S-8 to 3,375,000 pursuant to the anti-dilution provisions of the Securities Act of 1933, as amended (the “Securities Act”). We subsequently filed with the Commission a Post-Effective Amendment No. 1 to Form S-8 on January 20, 2005, and a Post-Effective Amendment No. 2 to Form S-8 on January 25, 2005. On January 20, 2005, we amended our Form S-8 Registration Statement (File No. 333-61925) by registering an additional 2,500,000 shares of Class A common stock for issuance under the Plan by filing a Form S-8 Registration Statement (File No. 333-122172), which brought the total number of shares of Class A common stock registered for issuance under the Plan to 5,875,000. On July 11, 2005, we had a 2-for-1 stock split, which increased the number of shares of Class A common stock registered on the Form S-8 to 11,750,000 pursuant to the anti-dilution provisions of the Securities Act. We subsequently filed a Post-Effective Amendment No. 1 to Form S-8 on May 3, 2007. On September 11, 2008, we amended our Form S-8 Registration Statement (File No. 333-61925) by registering an additional 1,000,000 shares of Class A common stock for issuance under the Plan by filing a Form S-8 Registration Statement (File No. 333-153444), which brought the total number of shares of Class A common stock registered for issuance under the Plan to 12,750,000. Pursuant to General Instruction (E) of Form S-8, the contents of the Registration Statement Nos. 333-61925, 333-122172 and 333-153444, are incorporated herein by reference, except that the provisions contained in Part II of the Form S-8 Registration Statement Nos. 333-61925, 333-122172 and 333-153444, are modified as set forth in this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents, which are on file with the Commission, are incorporated herein by reference:
     1. The Registrant’s Annual Report on Form 10-K for the year ended January 31, 2010 filed on March 30, 2010, as amended on Form 10-K/A filed on April 28, 2010;
     2. The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended April 30, 2010 and July 31, 2010 filed on June 8, 2010 and September 8, 2010, respectively;
     3. The Registrant’s Current Reports on Form 8-K filed on February 4, 2010, March 4, 2010 (two reports), March 9, 2010, March 25, 2010, May 26, 2010, June 21, 2010, August 17, 2010 and August 27, 2010; and

     4. The description of our Class A common stock contained in our Registration Statement on Form 10 and all amendments or reports filed with the Commission for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Certain legal matters incident to the issuance and validity of the shares of Class A common stock will be passed upon for us by Geralyn M. Presti, Senior Vice President, General Counsel and Secretary of the Registrant. As of September 2, 2010, Ms. Presti owned 23,342 shares of our Class A common stock, including 14,423 restricted shares, 1,236 shares of our Class B common stock and 64,041 options to purchase shares of our Class A common stock, of which 41,032 are currently exercisable or exercisable within 60 days.

ITEM 8.	EXHIBITS.
     The Exhibits to this Registration Statement are listed in the Exhibit Index on page 5 and are incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on September 9, 2010.

FOREST CITY ENTERPRISES, INC.
By:	/s/ Robert G. O’Brien
Robert G. O’Brien
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Albert B. Ratner	Co-Chairman of the Board and Director	September 9, 2010
Albert B. Ratner

/s/ Samuel H. Miller Samuel H. Miller	Co-Chairman of the Board, Treasurer and Director	September 9, 2010

/s/ Charles A. Ratner	President, Chief Executive Officer and Director	September 9, 2010
Charles A. Ratner	(Principal Executive Officer)

/s/ Robert G. O’Brien	Executive Vice President and Chief Financial Officer	September 9, 2010
Robert G. O’Brien	(Principal Financial Officer)

/s/ Linda M. Kane	Senior Vice President, Chief Accounting and	September 9, 2010
Linda M. Kane	Administrative Officer (Principal Accounting Officer)

/s/ James A. Ratner James A. Ratner	Executive Vice President and Director	September 9, 2010

/s/ Ronald A. Ratner Ronald A. Ratner	Executive Vice President and Director	September 9, 2010

/s/ Brian J. Ratner Brian J. Ratner	Executive Vice President and Director	September 9, 2010

/s/ Scott S. Cowen Scott S. Cowen	Director	September 9, 2010

Signature	Title	Date

/s/ Michael P. Esposito, Jr. Michael P. Esposito, Jr.	Director	September 9, 2010

/s/ Deborah L. Harmon Deborah L. Harmon	Director	September 9, 2010

/s/ Stan Ross Stan Ross	Director	September 9, 2010

/s/ Deborah Ratner Salzberg Deborah Ratner Salzberg	Director	September 9, 2010

/s/ Joan K. Shafran Joan K. Shafran	Director	September 9, 2010

/s/ Louis Stokes Louis Stokes	Director	September 9, 2010

FOREST CITY ENTERPRISES, INC.
INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
4.1	Amended Articles of Incorporation of the Registrant restated effective October 1, 2008 (filed with the Commission as Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended October 31, 2008 [File No. 1-4372] and incorporated herein by reference).

4.2	Certificate of Amendment by Directors to the Registrant’s Amended Articles of Incorporation dated March 4, 2010 (filed with the Commission as Exhibit 3.1 to the Registrant’s Form 8-K filed on March 9, 2010 [File No. 1-4372] and incorporated herein by reference).

4.3	Certificate of Amendment by Shareholders to the Registrant’s Amended Articles of Incorporation dated June 25, 2010 (filed with the Commission as Exhibit 3.3 to the Registrant’s Form 10-Q for the quarter ended July 31, 2010 [File No. 1-4372] and incorporated herein by reference).

4.4	Code of Regulations as amended August 11, 2010 (filed with the Commission as Exhibit 3.4 to the Registrant’s Form 10-Q for the quarter ended July 31, 2010 [File No. 1-4372] and incorporated herein by reference).

4.5	Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of June 16, 2010) (filed with the Commission as Exhibit 10.28 to the Registrant’s Form 10-Q for the quarter ended July 31, 2010 [File No. 1-4372] and incorporated herein by reference).

5	Opinion of General Counsel of Forest City Enterprises, Inc. as to the legality of the securities being registered that constitute original issue shares.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of General Counsel of Forest City Enterprises, Inc. (included as part of Exhibit 5).